As filed with the Securities and Exchange
                                  Commission on August 29, 1996

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                     SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

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                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

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                       MICROWARE SYSTEMS CORPORATION
          (Exact name of registrant as specified in its charter)

            Iowa                                         42-1073916
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                    Identification No.)

    1900 Northwest 114th Street, Des Moines,               50325-7077
    (Address of Principal Executive Offices)               (Zip Code)

                           1989 STOCK OPTION PLAN
                           1991 STOCK OPTION PLAN
                           1992 STOCK OPTION PLAN
                           1995 STOCK OPTION PLAN

                          (Full title of the plans)

                             Kenneth B. Kaplan
                       MICROWARE SYSTEMS CORPORATION
                        1900 Northwest 114th Street
                         Des Moines, Iowa 50325-7077
                  (Name and address of agent for service)

                              (515) 223-8000
     (Telephone number, including area code, of agent for service)


                  CALCULATION OF REGISTRATION FEE
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

                                       Proposed      Proposed
                                       maximum       maximum
Title of           Amount              offering      aggregate      Amount of
securities to      to be               price         offering       registration
be registered      registered(a)       per unit      price          fee
- --------------------------------------------------------------------------------

Common Stock,
no par value       656,000 shares(b)   $0.50(g)      $328,000(g)    $113.10

Common Stock,
no par value       468,000 shares(c)   $0.9375(g)    $438,750(g)    $151.29

Common Stock,
no par value       352,000 shares(d)   $1.3125(g)    $462,000(g)    $159.31

Common Stock,
no par value       757,150 shares(e)   $3.125(g)     $2,366,094(g)  $815.89

Common Stock,
no par value       361,350 shares(f)   $14.875(h)    $5,375,081(h)  $1,853.48

Total Registration Fee                                              $3,093.07

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

(a) Represents the maximum number of shares which could be purchased upon exercise of all stock options which are outstanding currently or which may hereafter be granted under the 1989, 1991, 1992 and 1995 Stock Option Plans.

(b) Represents the maximum number of shares which could be purchased upon exercise of all options now outstanding under the 1989 Stock Option Plan.

(c) Represents the maximum number of shares which could be purchased upon exercise of all options now outstanding under the 1991 Stock Option Plan.

(d) Represents the maximum number of shares which could be purchased upon exercise of all options now outstanding under the 1992 Stock Option Plan.

(e) Represents the maximum number of shares which could be purchased upon exercise of all options now outstanding under the 1995 Stock Option Plan.

(f) Represents the maximum number of shares which could be purchased upon exercise of options not yet granted but authorized under the 1995 Stock Option Plan.

(g) Represents actual average per share and aggregate exercise prices of outstanding options under the 1989, 1991, 1992 or 1995 Stock Option Plans, as applicable.

(h) Estimated solely for purposes of calculating the registration fee and based on the average high and low prices of the Company's Common stock on August 23, 1996, as reported on the Nasdaq National Market.


                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents:

        (a) The Company's annual report on Form 10-K for the year ended March 31, 1996.

        (b) The Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996.

        (c) The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed March 14, 1996, File No. 0-27988, including any amendment or report filed for the purpose of updating such description.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock offered hereby will be passed upon by D'Ancona & Pflaum, Chicago, Illinois. Arthur Don, a Director of the Company and a partner of D'Ancona & Pflaum, has the right to acquire up to 40,000 shares of the Common Stock pursuant to outstanding options. Other partners and associates at D'Ancona & Pflaum own an aggregate of approximately 3,825 shares of Common Stock.


Item 6.  Indemnification of Directors and Officers.

     Sections 851 and 856 of the Iowa Business Corporation Act ("Iowa BCA") empower a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceedings, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's By-laws provide that the Registrant shall indemnify its directors and such of its officers, employees and agents as the Board of Directors may determine form time to time, to the fullest extent permitted by Iowa law.

     Section 832 of the Iowa BCA permits an Iowa corporation to include in its articles of incorporation a provision eliminating or limiting a director's liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Articles of Incorporation include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

    4.1 Articles of Incorporation of the Company, filed as Exhibit 3.1(a) to Pre-Effective Amendment No. 3 to the Company's Registration Statement on Form S-1, Reg. No. 33-99160, and hereby incorporated by reference.

    4.2   Bylaws of the Company, filed as Exhibit 3.2(a) to Pre-
          Effective Amendment No. 3 to the Company's Registration
          Statement on Form S-1, Reg. No. 33-99160, and hereby incorporated by reference.

    5.1   Opinion of D'Ancona & Pflaum.

    23.1  Consent of KPMG Peat Marwick LLP.

    23.2  Consent of D'Ancona & Pflaum (included in Exhibit 5.1).

    24.1  Powers of Attorney (included herein).


Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on the 23rd day of August, 1996.

                                       MICROWARE SYSTEMS CORPORATION
                                       (Company)


                                       By: \S\ KENNETH B. KAPLAN
                                           ----------------------
                                       Kenneth B. Kaplan, President and
                                       Chief Executive Officer


KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Microware Systems Corporation, an Iowa corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Kenneth B. Kaplan, Lawrence A. Crane and George J. Barry their true and lawful attorneys-in-fact and agents, with full power and substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all pre-effective and post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                  Title                        Date
   ---------                  -----                        ----

   \S\ KENNETH B. KAPLAN      Chairman, President and    August 23, 1996
   ---------------------
   Kenneth B. Kaplan          Chief Executive Officer
                             (Principal Executive
                                  Officer)

   \S\ GEORGE J. BARRY        Chief Financial Officer,   August 23, 1996
   ---------------------
   George J. Barry            Executive Vice President-
                                Finance and Treasurer
                             (Principal Financial and
                                Accounting Officer)


   \S\ LAWRENCE A. CRANE      Director                   August 23, 1996
   ---------------------
   Lawrence A. Crane



   ---------------------      Director
   Charles R. Ball


   \S\ ARTHUR DON             Director                   August 23, 1996
   ---------------------
   Arthur Don


   \S\ JAMES A. GORDON        Director                   August 23, 1996
   ---------------------
   James A. Gordon


   \S\ ROBERT L. GROWNEY      Director                   August 23, 1996
   ---------------------
   Robert L. Growney


   \S\ DANIEL P. HOWELL       Director                   August 23, 1996
   ---------------------
   Daniel P. Howell


   \S\ DENNIS E. YOUNG        Director                   August 23, 1996
   ---------------------
   Dennis E. Young